UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
October 4, 2011

Westinghouse Solar, Inc. (Exact name of registrant as specified in its charter)
Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101, Campbell, California 95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 4, 2011, Westinghouse Solar, Inc. (the “Company”) received a letter from The NASDAQ Stock Market (“NASDAQ”) indicating that for 30 consecutive business days the Company’s common stock did not maintain a minimum bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by NASDAQ Listing Rule 5550(a)(2).

The notification of non-compliance has no immediate effect on the listing or trading of the Company’s common stock on The NASDAQ Capital Market.  Under the NASDAQ Listing Rules, if during the 180 calendar days following the date of the notification (that is, prior to April 2, 2012) the closing bid price of the Company’s common stock is at or above $1.00 per share for a minimum of 10 consecutive business days, the Company will regain compliance with the Minimum Bid Price Requirement and the matter will be closed.

If the Company does not regain compliance with the Minimum Bid Price Requirement by April 2, 2012, NASDAQ will provide written notification to the Company that its common stock is subject to delisting. The Company may receive an additional 180 day grace period (a total of 360 days from October 4, 2011) to regain compliance with the Minimum Bid Price Requirement provided that the Company is then in compliance with the initial listing standards for The NASDAQ Capital Market, other than the Minimum Bid Price Requirement. Alternatively, the Company may appeal NASDAQ’s determination to a NASDAQ Hearing Panel at such time as it receives any notification that it has no further grace period.

This October 4, 2011 notification of non-compliance, and the timing and other requirements for regaining compliance with the Minimum Bid Price Requirement, is separate from and in addition to the requirements and the time frame under which the Company needs to address compliance with the minimum stockholder equity levels for continued listing, and the related monitoring period, as described in a Current Report on Form 8-K filed with the SEC on September 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2011	WESTINGHOUSE SOLAR, INC.
By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer